EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
—Fourth Quarter Sales Increase 21% and Net Income Increases 29%—

Paoli, PA, January 23, 2008 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter and full-year results that established records for sales, operating income, net income and diluted earnings per share.

Fourth Quarter Results
AMETEK’s fourth quarter 2007 sales of $583.3 million were up 21% over the same period of 2006. Operating income for the fourth quarter of 2007 was $104.0 million, a 31% increase from the $79.3 million recorded in the same period of 2006. Net income in the fourth quarter of 2007 increased 29% to $61.9 million, or $.57 per diluted share, from the fourth quarter 2006 level of $47.8 million, or $.45 per diluted share.

Full-Year Results
AMETEK achieved 2007 sales of $2.14 billion, up 17% from full-year 2006 results. Operating income of $386.6 million was up 25% from $309.0 million for 2006. Net income grew to $228.0 million, up 25% from the $181.9 million earned in 2006, and diluted earnings per share of $2.12 were up 24% from $1.71 per share in 2006. Sales, operating income, net income and diluted earnings per share were full-year records.

“AMETEK had an excellent quarter, and another outstanding year,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth, combined with contributions from acquired businesses enabled us to grow our top-line by 21% for the quarter. Operating income margin was up 130 basis points, and diluted earnings per share were up 27% in the quarter, driven by our top-line growth and operational excellence improvements,” he commented.

Operating cash flow was very strong, totaling $96.6 million for the fourth quarter of 2007, up 48% from the fourth quarter of 2006. For the full year, operating cash flow was up 23% to $278.5 million.

Electronic Instruments Group (EIG)
For the 2007 fourth quarter, EIG sales increased 23% to $336.1 million. Operating income was $73.1 million, compared with $53.3 million in the fourth quarter of 2006, an increase of 37%. Operating margins for the quarter improved to 21.8%, from 19.5% in the fourth quarter of 2006.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

“EIG had a tremendous fourth quarter. Sales were up on strong core growth driven by our aerospace, power, and process and analytic instrument businesses, together with the contributions from our Cameca, Advanced Industries, B&S Aircraft Parts and Precitech acquisitions. Operating margins expanded 230 basis points on broad-based improvements by our operating units,” said Mr. Hermance.

For the year, EIG sales of $1.20 billion were up 18% from 2006 sales of $1.02 billion. Operating income was $260.3 million for 2007, up 28%, versus $203.4 million earned in 2006.

Electromechanical Group (EMG)
For the fourth quarter of 2007, EMG sales were $247.1 million, a 19% increase over the same period of 2006. Operating income of $42.4 million was up 21% from the $35.0 million recorded in the same period of 2006. Operating margins for the quarter were 17.2%, up from 16.9% in the fourth quarter of 2006.

“EMG also had an excellent fourth quarter. Sales were up on strong core growth in our differentiated businesses and the contributions from the acquisitions of Southern Aeroparts, Seacon Phoenix, Hamilton Precision Metals and Umeco. Operating margins were up 30 basis points as a result of increased volume and our operational excellence initiatives,” commented Mr. Hermance.

For the year, EMG’s sales increased 17% to $937.1 million, compared with $802.8 million in 2006. Operating income was $167.2 million for 2007, up 19% from the $139.9 million earned in 2006.

2008 Outlook
“We expect 2008 to be another great year for AMETEK. Revenue is estimated to increase in the low double digits on a percentage basis,” commented Mr. Hermance. “Earnings are expected to be approximately $2.40 to $2.45 per diluted share, an increase of 13% to 16% over the 2007 level of $2.12 per diluted share.”

Mr. Hermance continued, “Our Operational Excellence capabilities, global customer base, exposure to long-cycle aerospace and power markets, and the full-year impact of acquisitions completed in 2007 should enable us to grow both the top and bottom lines and meet our earnings estimates, even as the U.S. economy slows.”

“First quarter 2008 sales are expected to be up in the high teens on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.56 to $0.58 per diluted share, an increase of 17% to 21% over last year’s first quarter of $0.48,” concluded Mr. Hermance.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

Conference Call
AMETEK, Inc. will Web cast its Fourth Quarter 2007 investor conference call on Wednesday, January 23, 2008, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$583,250	$480,674	$2,136,850	$1,819,290

Expenses:
Cost of sales, excluding depreciation	394,251	332,569	1,444,514	1,251,920
Selling, general and administrative	72,878	59,130	263,472	219,454
Depreciation	12,085	9,711	42,290	38,922

Total expenses	479,214	401,410	1,750,276	1,510,296

Operating income	104,036	79,264	386,574	308,994
Other expenses:
Interest expense	(12,777)	(10,616)	(46,866)	(42,167)
Other, net	(736)	(1,832)	(3,264)	(3,141)

Income before income taxes	90,523	66,816	336,444	263,686
Provision for income taxes	28,660	18,979	108,424	81,752

Net income	$61,863	$47,837	$228,020	$181,934

Diluted earnings per share	$0.57	$0.45	$2.12	$1.71

Basic earnings per share	$0.58	$0.46	$2.15	$1.74

Average common shares outstanding:
Diluted shares	108,242	106,566	107,580	106,608

Basic shares	106,400	104,729	105,832	104,841

Dividends per share	$0.06	$0.06	$0.24	$0.18

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	(Unaudited)	(Unaudited)	(Unaudited)

Electronic Instruments	$336,105	$273,783	$1,199,757	$1,016,503
Electromechanical	247,145	206,891	937,093	802,787

Total Consolidated	$583,250	$480,674	$2,136,850	$1,819,290

Operating income

Electronic Instruments	$73,110	$53,319	$260,338	$203,430
Electromechanical	42,404	34,983	167,166	139,926

Total segments	115,514	88,302	427,504	343,356
Corporate and other	(11,478)	(9,038)	(40,930)	(34,362)

Total Consolidated	$104,036	$79,264	$386,574	$308,994

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents
and marketable securities	$180,981	$58,220
Receivables, net	395,631	328,762
Inventories	301,679	236,783
Other current assets	84,568	60,298

Total current assets	962,859	684,063

Property, plant and equipment, net	293,107	258,008
Goodwill	1,047,451	881,433
Other intangibles, investments and other assets	453,259	307,372

Total assets	$2,756,676	$2,130,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$230,518	$163,608
Accounts payable and accruals	411,874	317,292

Total current liabilities	642,392	480,900

Long-term debt	672,437	518,267
Deferred income taxes and
other long-term liabilities	200,842	165,037
Stockholders’ equity	1,241,005	966,672

Total liabilities and stockholders’ equity	$2,756,676	$2,130,876